Exhibit (d)(22)

Joinder Agreement

The undersigned is executing and delivering this Joinder Agreement pursuant to the Rollover Agreement, dated April 2, 2024, (the “Rollover Agreement”), among Wildcat EGH Holdco, LP, a Delaware limited partnership, Wildcat OpCo Holdco, LP, a Delaware limited partnership, Patrick Whitesell, the Patrick Whitesell Revocable Trust, dated May 31, 2019, and Endeavor Executive Holdco, LLC, Endeavor Executive II Holdco, LLC and Executive PIU Holdco, LLC. Capitalized terms used herein but not otherwise defined herein have the meanings set forth in the Rollover Agreement.

By executing and delivering this Joinder Agreement to the Rollover Agreement, the undersigned hereby acknowledges that the undersigned has received and read a copy of the Rollover Agreement and agrees to become a party to the Rollover Agreement as an Investor, to be fully bound by and subject to, and to comply with the provisions of the Rollover Agreement in the same manner as if the undersigned were an original signatory and Investor to such agreement, and is hereby admitted as an Investor for all purposes thereof and entitled to all the rights incidental thereto.

This Joinder Agreement shall be governed by the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

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Accordingly, the undersigned has executed and delivered this Joinder Agreement as of March 23, 2025.

THE EVW IRREVOCABLE TRUST

By:	/s/ Patrick Whitesell
Name:	Patrick Whitesell
Title:	Trustee